Exhibit 99.1

P&F INDUSTRIES REPORTS RESULTS FOR THE THREE-MONTH

PERIOD ENDED MARCH 31, 2008

MELVILLE, N.Y., May 12, 2008 - P&F Industries, Inc. (Nasdaq: PFIN) today announced its results of operations for the three-month period ended March 31, 2008.

FIRST QUARTER RESULTS

The Company reported revenue of $24,325,000 for the first quarter of 2008, compared to $24,959,000 for the same period in 2007. However, despite the decline in revenue, earnings from continuing operations for the first quarter increased to $350,000 compared to $147,000 for the first quarter of 2007. Additionally, diluted earnings per share from continuing operations for the three-month period ended March 31, 2008 rose to $0.10 per share, as compared to $0.04 per share for the comparable period in 2007. Earnings from continuing operations increased primarily as a result of reduced operating expenses and slightly higher gross margins.  Additionally, the Company had the benefit this quarter of reporting three months of operations for Hy-Tech compared to one and one half months during the first quarter of 2007.

Earnings from discontinued operations of $12,000, net of taxes for the first quarter of 2008, reflect an increase of $33,000 over the same period a year ago, which reported a loss of $21,000, net of taxes.

As a result, the Company is reporting net earnings of $362,000 for the three-month period ended March 31, 2008, compared to $126,000 reported for the three-month period ended March 31, 2007.  Overall, our net diluted earnings per share for the three-month periods ended March 31, 2008 and 2007 were $0.10 and $0.03, respectively.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President stated, “Although P&F’s overall results from operations continue to feel the pressure of the downward trend in new housing starts, particularly in the Southwest region of the United States, our results for the first quarter of 2008 reflect our on-going commitment to improve the Company’s net income through our continuing, concerted efforts to reduce costs wherever possible, as well as having the benefit of a full quarter of Hy-Tech’s earnings.”  He further added, “While our Hardware segment remains in the grips of the slowdown in new housing starts, our tools segment appears more stable at this time.”

The Company reported revenue of $13,286,000 at its Continental Tool segment compared to $11,613,000 for the same period in 2007. Specifically, revenue reported by Hy-Tech, acquired in February, 2007, was $4,379,000 for the three-months ended March 31, 2008, compared to the $2,179,000 reported in the first quarter of 2007.  Revenue reported by its Florida Pneumatic subsidiary for the first quarter of 2008 was $8,907,000 compared to $9,434,000 reported for the three-month period ended March 31, 2007.  This decrease was primarily the result of reduced shipments of its Franklin division products of $281,000 as well as lower revenue generated through its retail customers of $365,000.  These reductions, however, were somewhat mitigated by increased shipments of its Berkley and industrial product lines.

The Company’s Countrywide Hardware segment continues to struggle as the direct result of the ongoing down-turn in the number of new homes currently being constructed in our markets.  Revenue reported for this segment was $11,039,000 for the first quarter of 2008, compared to $13,346,000 for the three-month period ended March 31, 2007.

Mr. Horowitz noted “Woodmark continues to be the one subsidiary hardest hit by the housing market collapse. Woodmark’s revenue for the first quarter of 2008 was $6,438,000, down from $8,516,000 reported during the first quarter of 2007.  Within Woodmark, revenue from its stair parts line is down nearly $1,937,000, while its kitchen & bath product line is down $140,000.”  Mr. Horowitz continued, “While no one knows for certain exactly when the downward trend of the housing market will eventually plateau, then hopefully improve, we intend to continue to take what we believe to be the necessary  course of action at Woodmark in order to secure its place as one of the leaders in providing quality stair parts, accessories and service to the marketplace.  Revenue during the first quarter at Nationwide was $4,130,000, compared to $3,891,000 for the three-month period ending March 31, 2007. Fencing hardware revenue increased $538,000, primarily the result of launching several new fencing hardware products, while Nationwide’s OEM and patio product lines decreased $222,000 and $74,000, respectively.  Finally, revenue at the Company’s Pacific Stair Products subsidiary located in Southern California, has been, and continues to be, severely affected by the housing market in the Southwestern region of the United States. When comparing the three-month periods ended March 31, 2008 and 2007, Pacific Stair’s revenue decreased nearly 50% to $471,000 reported for the first quarter of 2008 from $939,000 for the same period in 2007. We will continue to evaluate the business conditions in this region and continue to reduce overhead where possible, however, unless and until the housing market in this region turns around, operating results at Pacific Stair are likely to continue to struggle.  In addition, pressure on commodity prices are beginning to force the cost of most of our shaped metal products such as our gate hardware and iron balusters higher, increasing the likelihood of margin compression going forward.”

Mr. Horowitz concluded his comments by stating, “Our results for the first quarter reflected a modest improvement over the prior year. The Tools segment appears in stable condition, but the key drivers for us going forward will be the timing of a housing recovery and the extent to which expected increased costs can be passed along to our customers.  That said, P&F remains committed to its business strategies and hopefully will be able to mitigate some of the impact of this difficult economic environment.”

OTHER INFORMATION

P&F Industries has scheduled a conference call for today, May 12, 2008, at 11:00 a.m. Eastern time to discuss its 2008 first quarter results. Investors and other interested parties can listen to the call by dialing (877) 407-8033, or via a live web cast accessible at www.pfina.com. To listen to the web cast, please register and download audio software at the site at least 15 minutes prior to the call. The web cast will be archived on P&F’s Website, while a telephone replay of the call will be available through May 19, 2008, beginning at 2:00 p.m. Eastern time on May 12, 2008  at 1-877-660-6853, Account No. 286, Conference ID No. 283129.

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing, and those described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K. These risks could cause the Company’s actual results for the 2008 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)	March 31, 2008	December 31, 2007
	(Unaudited)	(Audited)
Assets
Cash	$1,089	$1,334
Accounts receivable - net	14,892	12,883
Notes and other receivables	159	394
Inventories - net	30,157	31,736
Deferred income taxes - net	1,397	1,397
Assets of discontinued operations	65	56
Income tax refund receivable	190	226
Prepaid expenses and other current assets	1,462	1,171

Total current assets	49,411	49,197

Property and equipment	24,916	24,726
Less accumulated depreciation and amortization	10,438	10,010
Net property and equipment	14,478	14,716
Goodwill	4,594	4,594
Other intangible assets - net	10,875	11,104
Deferred Income taxes – net	3,259	3,445
Other assets – net	254	205
Assets of discontinued operations	1	9
Total assets	$82,872	$83,270

Liabilities and Shareholders’ Equity
Short-term borrowings	$15,500	$8,000
Accounts payable	4,906	5,042
Income taxes payable	62	525
Accrued compensation	804	1,805
Other accrued liabilities	3,170	3,490
Current maturities of long-term debt	5,507	6,305
Liabilities of discontinued operations	22	30

Total current liabilities	29,971	25,197

Long-term debt, less current maturities	14,167	19,744
Liabilities of discontinued operations	339	343

Total liabilities	44,477	45,284

Total shareholders’ equity	38,395	37,986

Total liabilities and shareholders’ equity	$82,872	$83,270

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

	Three Months Ended
	March 31,
(In thousands, except per share data)	2008	2007
	(Unaudited)	(Unaudited)
Net revenue	$24,325	$24,959
Cost of sales	16,653	17,211
Gross profit	7,672	7,748
Selling, general and administrative expenses	6,510	6,853
Operating income	1,162	895
Interest expense – net	558	652
Earnings from continuing operations before income taxes	604	243
Income taxes	254	96

Earnings from continuing operations before discontinued operations	350	147

Discontinued operations (net of taxes):
Earnings (loss) from discontinued operations	12	(21)

Net earnings	$362	$126

Earnings (loss) per common share:

Basic:
Continuing operations	$0.10	$0.04
Discontinued operations	—	—
Net earnings per common share - basic	$0.10	$0.04

Diluted:
Continuing operations	$0.10	$0.04
Discontinued operations	—	(0.01)
Net earnings per common share - diluted	$0.10	$0.03

Weighted average common shares outstanding:

Basic	3,637	3,582

Diluted	3,675	3,802

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